EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and effective as of November 16, 2018 (the “Effective Date”) by and between Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer” or the “Company”), and Frederick L. Glick (the “Executive”).

WHEREAS, Chanticleer and the Executive desire to enter into this Agreement to evidence the terms and conditions of the employment of the Executive by Chanticleer.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1 Employment. Chanticleer hereby employs the Executive and the Executive hereby accepts such employment, in accordance with the terms and conditions set forth in this Agreement. By executing this Agreement, Executive represents and warrants to Chanticleer that (i) the Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound; (ii) the Executive has not violated, and in connection with his employment with Chanticleer will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is bound; and (iii) in connection with his employment with Chanticleer, the Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 2 Term. The Executive’s employment with Chanticleer under this Agreement will commence on the Effective Date and continue until December 31, 2020 (“Initial Term”), automatically renewing thereafter for additional one-year renewal terms (each a “Renewal Term”) until terminated in accordance with Section 6 below (Initial Term together with Renewal Terms, the “Term”); provided however, either party may give notice of non-renewal with no less than 60 days notice prior to the commencement of any renewal term. Executive’s employment with the Company shall be on an “at-will” basis.

Section 3 Position. The Executive will be employed as the President of Chanticleer and will report to the Chief Executive Officer. The Executive will have the duties and responsibilities customarily attendant to the position of President. Executive will also have such other duties and responsibilities that are commensurate with his position as specifically delegated to him from time to time by the Chief Executive Officer. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, currently existing and as may be modified from time to time, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s principal place of employment shall be in Oceanside, California; provided that Executive may be required under business circumstances to travel outside the location of his principal employment in connection with performing his duties under this Agreement.

Section 4 Restrictive Covenants; Representations.

4.1 Loyal Performance. During the Executive’s employment with Chanticleer, the Executive will devote his full business time and attention to the performance of his duties as President and will perform his duties and carry out his responsibilities as President in a diligent and businesslike manner. Nothing in this Section 4.1, however, will prevent the Executive from engaging in additional activities in connection with personal investments or from serving in a non-management capacity with any for profit or not for profit organization that does not conflict with his duties under this Agreement.

4.2 Confidentiality; Return of Property.

(a) Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of his employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive. Executive agrees to keep secret and to treat confidentially all of the Confidential Information (as defined below), and not to, without the express prior written consent of Chanticleer or in connection with the good faith performance of his duties to Chanticleer, directly or indirectly, (i) divulge, disclose or intentionally make accessible any Confidential Information to any other Person (as defined below) or assist any other Person or entity in improperly using any Confidential Information or (ii) use any Confidential Information for his own purposes or for the benefit of any other Person (except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Chanticleer, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such Confidential Information; provided, however, that, in the event that the Executive is so required to disclose Confidential Information, the Executive shall, if legally permitted to do so, prior to making any such disclosure, provide Chanticleer with prompt written notice of such requirement so that Chanticleer may seek an appropriate protective order); provided, further, that, during the Employment Period, the Executive may utilize any Confidential Information in the course of performing his services under this Agreement. All Confidential Information is and shall remain the property of Chanticleer. For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

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(b) For purposes of this Agreement, “Confidential Information” shall mean any and all proprietary information, trade secrets, know-how or other information of Chanticleer or concerning the affairs of Chanticleer (whether tangible or intangible and whether or not such information is in writing or other physical form), including, but not limited to, data, plans, concepts, programs, procedures, innovations, inventions, improvements, information regarding customers, financial information, costs, prices, earnings, systems, sources of supply, marketing, prospective and executed contracts, budgets, business plans and other business arrangements, information on the performance, identities, capabilities, performance strength and weaknesses, and compensation arrangements of particular managerial or technical employees of Chanticleer; provided, however, that Confidential Information will not include any information that (i) has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information (ii) was known to Executive or the public prior to its disclosure to Executive; (iii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) Upon termination of the Executive’s employment, the Executive shall promptly return to Chanticleer any car, cell phone, mobile device, laptop or other property provided to the Executive by Chanticleer, and any Confidential Information or proprietary information of Chanticleer that remains in the Executive’s possession (“Chanticleer Property”); provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents and information relating to his personal benefits, entitlements and obligations, documents relating to his personal tax obligations. If the Executive discovers Chanticleer Property in his possession after the termination of his employment he shall notify Chanticleer and promptly either deliver the same to Chanticleer or destroy it as directed by Chanticleer.

4.3 Nonsolicitation. To the full extent permitted by law, the Executive will not directly or indirectly, individually or on behalf of any person, company, enterprise or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, during his employment with Chanticleer and for a period of six (6) months thereafter unlawfully:

(a) solicit or in any manner attempt to solicit any person, firm, corporation, or other entity or organization which is a client, customer, account, vendor, supplier, distributor, licensee of, or has any business relationship with, Chanticleer or any of its subsidiaries to terminate such relationship with, reduce the amount of business conducted with, or change in a manner adverse to Chanticleer or its subsidiaries; or

(b) solicit or in any manner attempt to solicit any person employed by or providing services to Chanticleer or its subsidiaries to leave, curtail, or change in a manner adverse to Chanticleer, such employment or service relationship.

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4.4 Cooperation. The Executive agrees that, following any termination of the Executive’s employment, the Executive will continue to provide reasonable cooperation to Chanticleer and/or any of its subsidiaries and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Executive’s employment in which the Executive was involved or of which the Executive has knowledge. As a condition of such cooperation, Chanticleer shall reimburse the Executive for reasonable out-of-pocket expenses incurred at the request of Chanticleer and shall compensate Executive at a daily rate equal to his daily rate of compensation at the time of termination of his employment. The Executive also agrees that, in the event that the Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to the Executive’s employment by Chanticleer, the Executive will, if legally permitted, give prompt notice of such request to Chanticleer and, unless legally required to do so, will make no disclosure until Chanticleer subsidiaries has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

4.5 Property; Inventions and Patents.

(a) Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to Chanticleer actual or planned business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by Chanticleer (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to Chanticleer. Executive will promptly disclose such Work Product to Chanticleer and perform all actions reasonably requested by Chanticleer (whether during or after the Term) to establish and confirm Chanticleer ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to Chanticleer (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of Chanticleer, and all right, title, and interest in the Work Product vests in Chanticleer. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

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(b) Cooperation. Executive shall, during the Term and at any time thereafter, at the expense of Chanticleer and with no expense or potential expense or liability to the Executive, assist and cooperate with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, at the expense of Chanticleer and with no expense or potential expense or liability to the Executive, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish Chanticleer ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product, except on behalf of or as directed by Chanticleer.

(c) No Designation as Inventor; Waiver of Moral Rights. Executive agrees that the Company shall not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.

(d) Pre-Existing and Third Party Materials. Executive will not, in the course of employment with Chanticleer, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without Chanticleer prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e) Attorney-in-Fact. Executive hereby irrevocably designates and appoints Chanticleer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts as contemplated by this Section 4 above to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if Chanticleer is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by Chanticleer pursuant to this Section.

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Section 5 Compensation.

5.1 Base Salary. The Executive will be paid a base salary at the initial rate of two hundred and fifty thousand dollars ($250,000.00) per year (the “Base Salary”). Base Salary shall be subject to annual review for additional increase, but not decrease, in the sole discretion of the Board. The Base Salary will be payable in equal periodic installments in accordance with Chanticleer customary payroll practices.

5.2 Benefits. The Executive will be entitled to four weeks of paid vacation per calendar year in accordance with the Company’s vacation and paid time off policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as paid time off days for employees of the Company generally accrue; provided however, in no event shall Executive forfeit any accrued or unused vacation. Notwithstanding the foregoing, for calendar year 2018, Executive shall be entitled to one week of paid vacation. The Executive and his dependents will be entitled to participate in all medical insurance and other benefit programs in effect from time to time and available to senior executives of Chanticleer at levels commensurate with Executive’s position as President and a member of the Board. The Company shall pay the cost of medical insurance benefits for Executive and his dependents.

5.3 Equipment. The Company shall provide Executive with a laptop computer for his use exclusively in providing services to the Company.

5.4 Automobile Allowance. The Company shall provide Executive with a monthly allowance for an automobile in the amount of $750.00.

5.5 Cell Phone Allowance. The Company shall provide Executive with a monthly allowance for a cell phone in the amount of $125.00.

5.6 Expenses. Executive shall be entitled to reimbursement for expenses incurred in connection with performance of services to Chanticleer, in accordance with Chanticleer expense reimbursement policies as in effect from time to time.

5.7 Signing Bonus. The Executive shall receive 10,000 restricted stock units pursuant to the Chanticleer Holdings Inc. 2014 Stock Incentive Plan (“Plan”) that vest in full upon the Effective Date. The restricted stock units are subject to the terms of the Plan and award agreement.

5.8 Equity Awards. During the Initial Term, the Executive shall receive additional equity awards pursuant to the Plan consisting of (1) 20,000 restricted stock units (2) 10,000 5-year Incentive Stock Options with an exercise price of $3.50 and (3) 10,000 5-year Incentive Stock Options with an exercise price of $4.50 ((1), (2) and (3) referred to herein as the “Equity Awards”). The Equity Awards shall vest in eight quarterly installments on the first day of each fiscal quarter during Executive’s continued employment with the Company commencing January 1, 2019 and are subject to the terms of the Plan. Each award further will be subject to its respective award agreement. Executive will be granted comparable Equity Awards annually during renewal periods of this Agreement, subject to the terms of the Plan and approval of the Company’s Board of Directors and/or Compensation Committee.

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Section 6 Termination of Employment.

6.1 Termination by Chanticleer. Chanticleer may terminate the Executive’s employment with Chanticleer for Cause or without Cause. Termination by Chanticleer for Cause will be effective immediately on the day Chanticleer gives written notice of such termination to the Executive. For purposes of this Agreement, “Cause” means (i) a breach by Executive of his fiduciary duties to the Company; (ii) Executive’s breach of this Agreement which is materially and demonstrably injurious to the Company, which, if curable, remains uncured or continues after 30 days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive that interferes with the performance of the Executive’s duties to the Company; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company which is materially and demonstrably injurious to the Company, provided such duties and services are within Executive’s control, which remains uncured or continues after 30 days’ written notice by the Company thereof or failure recurs following any such correction; or (vi) any conduct, action or behavior by Executive that is materially and demonstrably damaging to the Company, whether to the business interests, finance or reputation, which remains uncured or continues after 30 days’ written notice by the Company thereof or failure recurs following any such correction or (vii) disqualifying event causing Company “bad actor” disqualification under Rule 506(d) of the Securities Act of 1933, as amended.

6.2 Termination by the Executive. The Executive may terminate his employment with Chanticleer for Good Reason or without Good Reason, by written notice to Chanticleer effective no earlier than 30 days after the date of such notice of termination is other than for Good Reason (provided that Chanticleer shall have the right to waive such 30-day notice period and accelerate termination to any date on or after the date of such notice) and effective upon the expiration of the cure period described below in this Section 6.2 if termination is for Good Reason. During any period between receipt of notice of termination from the Executive, Chanticleer may suspend, reduce, or otherwise modify any or all of Executive’s authority, duties, and responsibilities, and may require the Executive’s absence from Chanticleer offices without any such suspension, reduction, modification, or requirement constituting grounds for Good Reason. “Good Reason” means (i) a material diminution in Executive’s authority, duties, position or responsibilities; (ii) a material reduction of Executive’s Base Salary or other compensation; (iii) a relocation of Executive’s principal office to a location more than fifty (50) miles from Executive’s office location in Oceanside, California (excluding reasonable business travel required as part of Executive’s duties); (iv)a material diminution in the budget over which Executive retains authority that, in effect, substantially and materially alters Executive’s duties; (v) the failure of the Company or any successor to honor any material term of this Agreement; or (vi) the modification or termination of any bonus arrangement or agreement without Executive’s written consent.

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An event described in this Section 6.2 will not constitute Good Reason unless the Executive provides written notice to Chanticleer of the Executive’s intention to resign for Good Reason and specifying the event or circumstance giving rise to Good Reason within 90 days of its initial existence and Chanticleer does not cure such breach or action within 30 days after the date of the Executive’s notice and Executive actually terminates his employment within one hundred and eighty (180) calendar days after the expiration of the remedy period without remedy of the Good Reason by Chanticleer

6.3 Death and Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death. In addition, Chanticleer may terminate the Executive’s employment with Chanticleer by written notice to the Executive due to Disability. For purposes of this Agreement, “Disability” means that the Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform the essential functions of his duties for 180 days, whether consecutive or non-consecutive, within any calendar year.

6.4 Termination of Agreement. This Agreement will terminate when all obligations of the parties under this Agreement have been satisfied

6.5 Resignations. Upon any termination of the Executive’s employment hereunder for any reason, except as may otherwise be requested by Chanticleer in writing, the Executive agrees that he will resign from any and all directorships, committee memberships and any officer positions that he holds with Chanticleer or any of its subsidiaries.

Section 7 Remuneration upon Termination of Employment.

7.1 Termination by Chanticleer without Cause, by the Executive for Good Reason, or by either party by notice of the expiration of the Initial Term of Agreement at the end of the Initial Term. If the Executive’s employment with Chanticleer is terminated pursuant to Section 6.1 by Chanticleer without Cause, pursuant to Section 6.2 by the Executive for Good Reason, or by either party by notice of the expiration of the Initial Term of the Agreement at the end of the Initial Term, the Executive will be entitled to the following:

(a) the net amount representing base salary earned but unpaid as of the date of termination, after deduction of standard payroll taxes and deductions, and the net amount representing vacation earned but not taken prior to the termination date, after deduction of standard payroll taxes and deductions (the “Accrued Benefits”);

(b) installment payments equal to the Executive’s Base Salary in effect at the time of termination for a period of 12 months (“Severance Period”) following the date of termination, before deduction of standard payroll taxes and deductions, to be paid in 24 equal increments bi-monthly starting on the first pay period following the date of termination, vested Equity Awards, and full acceleration of unvested Equity Awards (the “Severance Amount”). In addition, to the extent permitted by applicable law, subject to the Executive’s election of COBRA continuation coverage under Chanticleer group health plan, on the first regularly scheduled payroll date of each month during the Severance Period, Chanticleer will pay the Executive an amount equal to the COBRA premium cost for Executive and its dependents; provided, that such payments shall cease earlier than the expiration of the Severance Period in the event that the Executive becomes eligible to receive any comparable health benefits, including through a spouse’s employer, during the Severance Period (the “COBRA Payments”). Executive will notify Chanticleer of Executive’s eligibility for health benefits during the Severance Period within 15 days of such eligibility; and

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(c) any and all rights he may have as a holder of equity interests in Chanticleer or under any applicable plan, program, or arrangement of Chanticleer, including the vested Equity Awards and related payments.

7.2 Termination by Chanticleer for Cause, by the Executive without Good Reason. If the Executive’s employment with Chanticleer is terminated any time for Cause, or by the Executive any time without Good Reason, the Executive will be entitled to the Accrued Benefits and any and all rights he may have as a holder of equity interests in Chanticleer (including, without limitation, the vested Equity Awards) or under any applicable plan, program, or arrangement of Chanticleer.

7.3 Termination as a Result of Death or Disability. In the event of the termination of the Executive’s employment with Chanticleer pursuant to Section 6.3 as a result of death or Disability, the Executive or the Executive’s heirs will be entitled to the Accrued Benefits, the Severance Amount, the COBRA Payments and any and all rights Executive may have as a holder of equity interests in Chanticleer.

7.4 Termination by Notice Not to Renew Renewal Term. In the event the Agreement is terminated after any Renewal Term by either party as provided in Section 2, Executive will be entitled to the Accrued Benefits, the Severance Amount, the COBRA Payment and any and all rights Executive may have as a holder of equity interests in Chanticleer; provided however, in the event Executive commences employment or a consulting position with a third party prior to the end of the Severance Period, Executive will notify Chanticleer of his start date, amount of his new salary and/ or fees payable pursuant to any consulting engagement. The amount of Executive’s new salary (before deduction of standard payroll taxes and after deduction of costs incurred by Executive) and/ or fees paid pursuant to a consulting engagement received during the Severance Period (after deduction of costs incurred by Executive) will be deducted from Executive’s Severance Amount on the same periodic basis as payment by the new company/ employer. Notwithstanding the foregoing, Executive shall be entitled to a minimum of 45 days’ severance payment in the event of termination by notice not to renew.

7.5 Termination as a result of Change of Control. If Executive is terminated or resigns within 12 months of a Change of Control, the Executive will be entitled to the Accrued Benefits, the Severance Amount, the COBRA Payments and any and all rights Executive may have as a holder of equity interests in Chanticleer.

“Change in Control” as used herein means any (i) any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1933) (a “Person”) acquires beneficial ownership, directly or indirectly (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a “Beneficial Owner”), of more than fifty percent of the combined voting power of the then issued and outstanding shares of the voting common stock of the Company (the “Voting Stock”), (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the Voting Stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the voting stock of the Company or such surviving entity immediately after such transaction, or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person.

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7.6 Release. The payment of the Severance Amount and the COBRA Payments shall be conditioned upon the Executive’s (or, if applicable the Executive’s estate’s or legal representative’s) execution, delivery to Chanticleer, and non-revocation of a release of claims (the “Release of Claims”) in substantially the form attached to this Agreement as Exhibit A within 30 days following the date of the Executive’s termination of employment hereunder. Further, to the extent that any portion of the Severance Amount or COBRA Payments constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined below), any payment of any amount otherwise scheduled to occur prior to the thirtieth (30th) day following the date of the Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such thirtieth (30th) day, after which any remaining installment of the Severance Amount or the COBRA Payments, as applicable, shall thereafter be provided to Executive according to the applicable schedule set forth herein. With respect to any portion of the Severance Amount or COBRA Payments that does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined below), any payment of any amount otherwise scheduled to occur following the date of the Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date such Release of Claims is timely executed and the applicable revocation period has ended, after which the entire Severance Amount and any unpaid installments of the COBRA Payments, as applicable, shall thereafter be provided to Executive according to the applicable schedule set forth herein. Each payment of the Severance Amount or COBRA Payments shall be deemed to be a separate payment for purposes of Section 409A of the Code.

Section 8 General Provisions.

8.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) (c) sent by electronic mail with receipt acknowledged by the recipient via email reply, or (d) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties in writing):

If to the Executive:

Frederick L. Glick

2320 Littler Lane

Oceanside, CA 92056

Facsimile:____________________

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If to Chanticleer:

Attention Michel D. Pruitt

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

Facsimile: 704-366-2463

8.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a writing signed by the Executive and a director or authorized officer of Chanticleer (other than the Executive).

8.3 Waiver and Remedies. The Executive and Chanticleer may (a) extend the time for performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver will be valid only if set forth in a written document signed on behalf of the party against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages may be an inadequate remedy for any breach of Section 4 of this Agreement. Therefore, in the event of a breach or threatened breach of Section 4 of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

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8.4 Entire Agreement. This Agreement constitutes the entire agreement between the Executive and Chanticleer with respect to its subject matter and supersedes any prior understandings, agreements or representations between the parties, written or oral, with respect to the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any equity or compensation plan, grant agreement, award agreement, deferred compensation agreement or arrangement, or any other plan, program, policy, agreement or document, Executive shall receive such compensation, benefits or remuneration which in Executive’s sole discretion is more favorable to Executive.

8.5 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Executive may not assign any rights under this Agreement without the prior written consent of Chanticleer and Chanticleer may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Executive except in the case of an assignment of this Agreement to a successor to all or substantially all of the business and assets of Chanticleer and its subsidiaries or any business division thereof or a restructuring of Chanticleer. The Executive’s obligations under this Agreement are personal to the Executive and may not be delegated.

8.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision. A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by the Executive and Chanticleer to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

8.7 Governing Law; Jurisdiction. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the North Carolina without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. Each party agrees and submits to the exclusive jurisdiction of the state and federal courts sitting in Mecklenberg County, North Carolina, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court; provided however, the Company will pay Executive’s travel costs incurred as a result of any action or proceeding arising out of or relating to this Agreement. Each party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 8.1 and that when so made shall be as if served upon it personally.

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8.8 Drafting Presumption. In the event of any ambiguity or dispute regarding the definition or meaning of any word, phrase, or other verbiage, or the construction of any provision in this Agreement, there shall be no presumption favoring the definition, meaning or construction propounded by a particular party based upon which party (or which party’s attorney) drafted the word, verbiage or provision at issue, and same will be deemed mutually drafted.

8.9 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination or expiration of this Agreement.

8.10 Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local, non-U.S. or otherwise) to the extent required by applicable law.

8.11 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

8.12 Code Section 409A Compliance; Parachute Payments.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

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(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(c) Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 8.12(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 8.12(c), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 8.12(c). The Company’s determination shall be final and binding on the Executive.

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8.13 Voluntary Execution; Representations. Executive acknowledges that (a) he or she has been represented by independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

8.14 Indemnification; D&O Insurance; Legal Fees and Expenses. The Company and Executive will enter into the Indemnification Agreement attached hereto as Exhibit B. Furthermore, the Company shall provide and pay for D&O insurance in the amount of no less than $5,000,000 per claim arising out of or related to Executive’s position with the Company as an officer. In the event either party hereto institutes any legal proceeding for the enforcement or interpretation of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with or arising out of the provisions of this Agreement, the prevailing party shall be entitled to receive such party’s reasonable attorneys’ fees and costs incurred in such proceeding in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

Date:	_______________, 2018

/s/ Frederick L. Glick
Frederick L. Glick Date: _______________, 2018

[Signature page to Employment Agreement]

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Exhibit A

RELEASE

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, Frederick L. Glick (“Executive”), on behalf of himself and his heirs, legal representatives, administrators, executors, successors and assigns, and each of them, for good and valuable consideration received as set forth in the Employment Agreement dated as of _________, 2018 (the “Employment Agreement”) between Chanticleer, Inc., a Delaware corporation (the “Company”), does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company, and its present and former related companies, subsidiaries and affiliates, and all of their present and former executives, officers, managers, directors, owners, members, shareholders, partners, employees, agents, and attorneys, including in their individual capacity, and each of its and their successors and assigns (hereinafter collectively the “Released Parties”), from any and all known or unknown claims, demands, actions or causes of action that now exist or may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Release, including, but not limited to any and all claims whatsoever pertaining in any way to Executive’s employment at the Company or with any of the Released Parties or the termination of Executive’s employment, including, but not limited to, any claims under: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state, local or foreign laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, or alleged inducement to enter into this Release; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Released Parties’ express or implied contract or under any federal, state, local, or foreign law, ordinance, or regulation, or the Constitution of any State or the United States; (8) any and all claims whatsoever against any of the Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefits, in each case, except to the extent Executive has vested rights in any of the same; and (9) any and all claims whatsoever to reinstatement (collectively, the “Released Claims”); provided, however, that, notwithstanding anything to the contrary contained herein, this Release shall not cover and the Released Claims shall extend to any rights or claims, if any, of Executive (A) as a holder of equity interests in the Company, (B) to indemnification or advancement of expenses, (C) under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (D) under any profit-sharing and/or retirement plans or benefits in which Executive has vested rights, or (E) under Sections 7 and 8.14 of the Employment Agreement. Executive also intends that this Release operate as a general release of any and all claims to the fullest extent permitted by law and a waiver of all unknown claims of the type being released hereunder.

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Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California and all other jurisdictions, Executive expressly acknowledges that this is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, and undisclosed.

Executive acknowledges that the Severance Amount and the COBRA Payments are in addition to anything of value to which Employee already is entitled from the Company and constitutes good and valuable consideration for this Release.

Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any member of the Released Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, he agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom he has filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to the Executive’s employment with Company, the Executive agrees that he shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Sections 7 of the Employment Agreement will control as the exclusive remedy and full settlement of all such claims by the Executive.

Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Released Parties; the products, services or programs provided or to be provided by the Released Parties; the business affairs or the financial condition of the Released Parties; or the circumstances surrounding Executive’s employment and/or termination of employment from Company. Company agrees to cause its executive and senior management teams not to take any action, or encourage others to take any action, to disparage or criticize Executive.

Executive acknowledges that he has been given the opportunity to review and consider this Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

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Executive may revoke this Release after signing it by giving written notice to the Company’s Board of Directors, within seven (7) days after signing it (the “Revocation Period”). This Release, provided it is not revoked, will be effective on the eighth (8th) day after execution. The Executive acknowledges and agrees that if he revokes this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other Released Party will have any obligations to pay the Executive the amounts under Section 7 of the Employment Agreement.

Executive acknowledges that he has consulted with an attorney prior to signing this Release and that he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in this Release.

Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above. This Release shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, Executive has duly executed this Release effective as of ___________________, 20__.

/s/ Frederick L. Glick
Frederick L. Glick

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Exhibit B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is entered between Chanticleer Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned, a director, officer, or both, of the Company and/or one or more of its subsidiaries (“Indemnitee”).

RECITALS

A.	The Company recognizes the importance, and increasing difficulty, of obtaining adequate liability insurance coverage for its directors, officers, employees, agents and fiduciaries.

B.	The Company further recognizes that, at the same time as the availability and coverage of such insurance has become more limited, litigation against corporate directors, officers, employees, agents and fiduciaries has continued to increase.

C.	The Company desires to retain and attract the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in that connection, also desires to provide contractually for indemnification of, and advancement of expenses to, Indemnitee to the full extent authorized by law.

For good and valuable consideration, the parties agree to the terms set forth below.

AGREEMENT

1. Indemnification.

(a) Scope. The Company agrees to hold harmless and indemnify Indemnitee against any Damages (as defined in Section 1(c)) incurred by Indemnitee with respect to any Proceeding (as defined in Section 1(d)) to which Indemnitee is or is threatened to be made a party or in which Indemnitee is otherwise involved (including, but not limited to, as a witness), to the full extent authorized by law except that Indemnitee shall have no right to indemnification on account of:

(i) acts or omissions of Indemnitee that have been finally adjudged (by a court having proper jurisdiction, and after all rights of appeal have been exhausted or lapsed, herein “Finally Adjudged”) to be intentional misconduct or a knowing violation of law;

(ii) any transaction with respect to which it has been Finally Adjudged that Indemnitee personally received a benefit in money, property or services to which Indemnitee was not legally entitled; or

(iii) any suit in which it is Finally Adjudged that Indemnitee is liable for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto.

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(b) Changes to Indemnification Right. Indemnitee’s right to be indemnified to the full extent authorized by law shall include the benefits of any change, after the date of this Agreement, in the Section 145 of the Delaware General Corporation Law (“Statute”) or other applicable law regarding the right of a Delaware corporation to indemnify directors or officers, to the extent that it would expand Indemnitee’s rights hereunder. Any such change that would narrow or interfere with Indemnitee’s rights hereunder shall not apply to, limit, or affect the interpretation of, this Agreement, unless and then only to the extent that it has been Finally Adjudged that its application hereto does not constitute an unconstitutional impairment of Indemnitee’s contract rights or otherwise violate applicable law. In the event the Company grants indemnification rights to any other officer or director that are more favorable to the rights granted to Indemnitee hereunder, the Indemnitee will automatically, and without any further action, be entitled to substantially the same benefits set forth in such agreement with such other officer or director.

(c) Indemnified Amounts. If Indemnitee is or is threatened to be made a party to, or is otherwise involved (including, but not limited to, as a witness) in, any Proceeding, the Company shall hold harmless and indemnify Indemnitee from and against any and all losses, claims, damages, costs, expenses and liabilities incurred in connection with investigating, defending, being a witness in, participating in or otherwise being involved in (including on appeal), or preparing to defend, be a witness in, participate in or otherwise be involved in (including on appeal), such Proceeding, including but not limited to attorney’s fees, judgments, fines, penalties, ERISA excise taxes, amounts paid in settlement, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments pursuant to this Agreement, and other expenses (collectively, “Damages”), including all interest, assessments or charges paid or payable in connection with or in respect of such Damages.

(d) Definition of Proceeding. For purposes of this Agreement, “Proceeding” shall mean any actual, pending, threatened or completed action, suit, claim, investigation, hearing or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) in which Indemnitee is, has been, or becomes involved, or regarding which Indemnitee is threatened to be made a named defendant or respondent, based in whole or in part on or arising out of the fact that Indemnitee is or was a director, officer, member of a board committee, employee or agent of the Company and/or any of its subsidiaries or that, being or having been such a director, officer, member of a board committee, employee or agent, Indemnitee is or was serving at the request of the Company as a director, officer, partner, employee, trustee or agent of another corporation or of a foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each, a “Related Company”), whether the basis of such action, suit, claim, investigation, hearing or proceeding is alleged action or omission by Indemnitee in an official capacity as a director, officer, committee member, partner, employee, trustee or agent or in any other capacity while serving as a director, officer, committee member, partner, employee, trustee or agent. “Proceeding” shall not, however, include any action, suit, claim, investigation, hearing or proceeding instituted by or at the direction of Indemnitee unless pursuant to an Enforcement Action (as defined in Section 3(a)) or its institution has been authorized by the Company’s Board of Directors (the “Board”).

(e) Notifications.

(i) Promptly after receipt by Indemnitee of notice of the commencement (including a threatened assertion or commencement) of any Proceeding, Indemnitee will, if it is reasonably foreseeable that a claim in respect thereof will be made against the Company under this Agreement, notify the Chair of the Board’s Audit Committee of the commencement thereof (the “Indemnification Notice”). A failure to notify the Company in accordance with this subsection (e)(i) will not, however, relieve the Company from any liability to Indemnitee under this Agreement unless (and then only to the extent that) such failure is Finally Adjudged to have materially prejudiced the Company’s ability to defend the Proceeding.

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(ii) At the same time, or from time to time thereafter, Indemnitee may further notify the Chair of the Board’s Audit Committee, by delivery of a supplemental Indemnification Notice (or by checking the second box and providing the corresponding information on the initial Indemnification Notice), of any Proceeding for which indemnification is being sought under this Agreement.

(f) Determination of Entitlement.

(i) To the extent Indemnitee has been wholly successful, on the merits or otherwise, in the defense of any Proceeding, the Company shall indemnify Indemnitee against all expenses incurred by Indemnitee in connection with the Proceeding, within ten (10) days after receipt of an Indemnification Notice delivered pursuant to subsection (e)(ii).

(ii) In the event that subsection (f)(i) above is inapplicable, or does not apply to the entire Proceeding, the Company shall indemnify Indemnitee within thirty (30) days after receipt of an Indemnification Notice delivered pursuant to subsection (e)(ii) unless during such thirty (30) day period the Audit Committee of the Board delivers to Indemnitee a written notice contesting Indemnitee’s indemnification claim (the “Contest Notice”), which Contest Notice shall state with particularity the reasons for the decision to challenge Indemnitee’s indemnification claim and the evidence the Company would present in any forum in which Indemnitee might seek review of such decision. The Company’s failure to deliver a Contest Notice within thirty (30) days after the Company’s receipt of an Indemnification Notice pursuant to subsection (e)(ii) shall obligate the Company unconditionally to indemnify Indemnitee to the extent requested in the Indemnification Notice.

(iii) At any time following receipt of a Contest Notice, Indemnitee shall be entitled to select a forum for the review of, and in which the Company will defend, the Contest Notice and the Company’s decision to challenge Indemnitee’s indemnification claim. Such selection shall be made from among the following alternatives, by delivering a written notice to the Chair of the Board’s Audit Committee indicating Indemnitee’s selection of forum:

(a) A quorum of the Board consisting of directors who are not parties to the Proceeding for which indemnification is being sought;

(b) Special Legal Counsel (as defined in subsection (f)(vii) below); or

(c) A panel of three independent arbitrators, one of whom is selected by the Company, another of whom is selected by Indemnitee and the last of whom is selected by the first two arbitrators so selected, provided, that nothing in this Section 1(f) shall prevent Indemnitee at any time from bringing suit against the Company to recover the amount of the indemnification claim (whether or not Indemnitee has otherwise exhausted its contractual remedies hereunder). In addition, any determination by a forum selected by Indemnitee that Indemnitee is not entitled to indemnification, or any failure to make the payments requested in the Indemnification Notice, shall be subject to judicial review by any court of competent jurisdiction, as described in Section 3.

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(iv) In any forum in which the Company defends its Contest Notice and its decision to challenge Indemnitee’s indemnification claim under this Section 1(f), the presumptions, burdens and standard of review set forth in Section 3(c) shall apply and are incorporated into this Section 1(f) by reference, except as otherwise expressly provided in Section 3(c).

(v) As soon as practicable, and in no event later than fifteen (15) days after the forum has been selected pursuant to subsection (f)(iii) above, the Company shall, at its own expense, submit the defense of its Contest Notice and the question of Indemnitee’s right to indemnification to the selected forum.

(vi) The forum selected shall render its decision concerning the validity of the Contest Notice and the Company’s decision to deny Indemnitee’s indemnification claim within thirty (30) days after the forum has been selected in accordance with subsection (f)(iii).

(vii) For the purposes of this Agreement, “Special Legal Counsel” shall mean an attorney or firm of attorneys, selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), who must not have performed other services for the Company or Indemnitee within the last three years.

2. Expense Advances.

(a) Generally. The right to indemnification conferred by Section 1 shall include the right to have the Company pay Indemnitee’s attorney’s fees and other expenses, including but not limited to out of pocket costs and disbursements, incurred in connection with any Proceeding, or in connection with bringing, defending and/or pursuing an Enforcement Action (as defined in Section 3(a)), as such expenses are incurred and in advance of the final disposition of such Proceeding or Enforcement Action (such entitlement is referred to hereinafter as an “Expense Advance”).

(b) Undertaking. The Company’s obligation to provide an Expense Advance is subject only to the following condition: if the Proceeding arose in connection with Indemnitee’s service as a director and/or officer of the Company or member of a committee of the Board (and not in any other capacity in which Indemnitee rendered service, including but not limited to service to any Related Company), then Indemnitee or his or her representative must have executed and delivered to the Chair of the Board’s Audit Committee an undertaking (the “Statement of Undertaking”) to repay all Expense Advances if and to the extent that it may be Finally Adjudged that Indemnitee is not entitled to be indemnified for such Expense Advance under one or more of clauses (i) through (iv) of the first sentence of Section 1(a). The Statement of Undertaking need not be secured and shall be accepted by the Company without reference to Indemnitee’s financial ability to make repayment. No interest shall be charged on any obligation to reimburse the Company for any Expense Advance.

(c) Service as Witness. Notwithstanding any other provision of this Agreement, the Company’s obligation to indemnify, or provide Expense Advances under Section 2, to Indemnitee in connection with Indemnitee’s appearance as a witness in a Proceeding at a time when Indemnitee has not been made a named defendant or respondent to the Proceeding shall be absolute and unconditional, and not subject to any of the limitations on, or conditions to, Indemnitee’s right to indemnification or to receive an Expense Advance otherwise contained in this Agreement.

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3. Procedures for Enforcement.

(a) Enforcement. If a claim for indemnification made by Indemnitee hereunder is not paid in full (whether or not the provisions of Section 1(f) have been complied with, or completed), or a claim for an Expense Advance made by Indemnitee hereunder is not paid in full within twenty (20) days from delivery of a Statement of Undertaking to the Chair of the Board’s Audit Committee, Indemnitee may, but need not, at any time thereafter bring suit against the Company to recover the unpaid amount of the claim (an “Enforcement Action”).

(b) Required Indemnification. The court hearing the Enforcement Action shall order the Company to provide indemnification or to advance expenses to Indemnitee to the full extent sought in the Enforcement Action if it determines that (i) the Enforcement Action is brought by Indemnitee to enforce the Company’s obligation under Section 1(f)(ii) unconditionally to indemnify Indemnitee to the extent requested in the Indemnification Notice where the Company has failed timely to deliver a Contest Notice, (ii) the Company failed to prove by clear and convincing evidence that Indemnitee is not entitled to indemnification based on one or more of clauses (i) through (iv) of the first sentence of Section 1(a), or (iii) Section 2(c) applies.

(c) Presumptions, Burdens and Standard of Review in Enforcement Action or Company Determination. In any Enforcement Action (and, except as otherwise expressly provided in this Section 3(c), in any review of a Contest Notice by a forum described in Section 1(f)) the following presumptions (and limitations on presumptions), burdens and standard of review shall apply:

(i)	The Company shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed hereunder in order to induce Indemnitee to serve or to continue to serve as an director and/or officer of the Company and/or one or more of its subsidiaries;

(ii)	This Agreement shall conclusively be presumed to be valid and Article 5 of the Certificate shall conclusively be presumed to be effective to waive all of the applicable limitations in the Statute regarding indemnification;

(iii)	Submission of an Indemnification Notice in accordance with Section 1(e)(ii) or a Statement of Undertaking to the Company shall create a presumption that Indemnitee is entitled to indemnification or an Expense Advance hereunder, and thereafter the Company shall have the burden of proving by clear and convincing evidence (sufficient to rebut the foregoing presumption) that Indemnitee is not entitled to indemnification based on one or more of clauses (i) through (iv) of the first sentence of Section 1(a);

(iv)	Indemnitee may establish a conclusive presumption of any objective fact related to an event or occurrence by delivering to the Company a declaration made under penalty of perjury that such fact is true, provided, that no such presumption may be established with respect to the ultimate conclusions set forth in any of clauses (i) through (iv) of the first sentence of Section 1(a);

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(v)	If Indemnitee is or was serving as a director, officer, employee, trustee or agent of a corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company or in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the Company or a wholly-owned subsidiary of the Company is a general partner or has a majority ownership, then such corporation, partnership, joint venture, trust or enterprise shall conclusively be deemed a Related Company and Indemnitee shall conclusively be deemed to be serving such Related Company at the request of the Company;

(vi)	Neither (a) the failure of the Company (including but not limited to the Board, the Company’s officers, independent counsel, Special Legal Counsel, any arbitrator or the Company’s shareholders) to make a determination prior to the commencement of the Enforcement Action whether indemnification, or payment of an Expense Advance, of Indemnitee is proper in the circumstances, nor (b) an actual determination by the Company, the Board, the Company’s officers, independent counsel, Special Legal Counsel, any arbitrator or the Company’s shareholders that Indemnitee is not entitled to indemnification or payment of an Expense Advance shall be a defense to the Enforcement Action, create a presumption that Indemnitee is not entitled to indemnification hereunder or be considered by a court in an Enforcement Action, which shall conduct a de novo review of the relevant issues; and

(vii)	If the court hearing the Enforcement Action is unable to make either of the determinations specified in Sections 3(b)(i) or 3(b)(ii), the court hearing the Enforcement Action shall nonetheless order the Company to provide indemnification or to advance expenses to Indemnitee to the full extent sought in the Enforcement Action if it determines that Indemnitee is fairly and reasonably entitled to such indemnification or Expense Advance in view of all of the relevant circumstances, and without regard to the limitations set forth in clauses (i) through (iii) of the first sentence of Section 1(a). In determining whether Indemnitee is fairly and reasonably entitled to such indemnification or expense advance, the court shall weigh (a) the relative benefits received by the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, on the one hand, and Indemnitee on the other from the transaction from which such Proceeding arose or to which such Proceeding relates, and (b) the relative fault of the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, on the one hand, and of Indemnitee on the other in connection with the transaction that resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, on the one hand, and of Indemnitee on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Damages. If either (Y) the relative benefits received by the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, exceed the relative benefits received by Indemnitee, or (Z) the relative fault of the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, exceeds the relative fault of Indemnitee, then Indemnitee shall be entitled to the full amount of indemnification and/or Expense Advance sought in the Enforcement Proceeding.

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(d) Attorneys’ Fees and Expenses for Enforcement Action. In any Enforcement Action, the Company shall hold harmless and indemnify Indemnitee against all of Indemnitee’s attorney’s fees and expenses in bringing, defending and/or pursuing the Enforcement Action (including but not limited to attorney’s fees at any stage, and on appeal); provided, however, that the Company shall not be required to provide such indemnification for such fees and expenses if it is Finally Adjudged that Indemnitee knew prior to commencement of the Enforcement Action that Indemnitee was not entitled to indemnification based on any of clauses (i) through (iv) of the first sentence of Section 1(a).

4. Defense of Claim. With respect to any Proceeding as to which Indemnitee has provided notice to the Company pursuant to Section 1(e)(i):

(a) The Company may participate therein at its own expense.

(b) The Company (jointly with any other indemnifying party similarly notified, if any) may assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to so assume the defense thereof, the Company shall not be liable to Indemnitee under this Agreement for any legal fees or other expenses (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense thereof unless (i) the employment of counsel by Indemnitee or the incurring of such expenses has been authorized by the Company, (ii) Indemnitee shall have concluded that there is a reasonable possibility that a conflict of interest could arise between the Company and Indemnitee in the conduct of the defense of such Proceeding, which conflict of interest shall be conclusively presumed to exist upon Indemnitee’s delivery to the Company of a written certification of such conclusion, or (iii) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the legal fees and other expenses of Indemnitee shall be at the expense of the Company. The Company shall not be entitled to assume the defense of a Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have reached the conclusion described in clause (ii) above.

(c) The Company shall not be liable for any amounts paid in settlement of any Proceeding effected without its written consent.

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(d) The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent.

(e) Neither the Company nor Indemnitee will unreasonably withhold its or his or her consent to any proposed settlement of any Proceeding.

(f) In addition to all the requirements above, if Company has directors and officers liability insurance, or other insurance, with a panel counsel requirement that may be triggered then or at some future point by the matter for which indemnity is owed to Indemnitee, then Indemnitee shall use such panel counsel, unless there is an actual conflict of interest with representation by all such panel counsel, or unless and to the extent Company waives such requirement in writing.

5. Maintenance of D&O Insurance.

(a) Subject to Section 5(c) below, during the period (the “Coverage Period”) beginning on the date of this Agreement and ending at the later of six (6) years following the time Indemnitee is no longer serving as either a director or officer of the Company and/or one or more subsidiaries or any Related Company, or at the end of such longer period during which Indemnitee believes that a reasonable possibility of exposure to a Proceeding or Damages persists (which extended period must be consented to by the Company, such consent not to be unreasonably withheld), the Company shall maintain a directors’ and officers’ liability insurance policy in full force and effect or shall have purchased or otherwise provided for a run-off or tail policy or endorsement to such existing policy (“D&O Insurance”), providing in all respects coverage at least comparable to and in similar amounts, and with similar exclusions, as that obtained by other similarly situated companies as determined in good faith by any of the parties referenced in Section 1(f)(iii)(a) through (c).

(b) Under all policies of D&O Insurance, Indemnitee shall during the Coverage Period be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors or officers most favorably insured by such policy, and each insurer under a policy of D&O Insurance shall be required to provide Indemnitee written notice at least thirty (30) days prior to the effective date of termination of the policy.

(c) The Company shall have no obligation to obtain or maintain D&O Insurance to the extent that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions as to provide an insufficient benefit, such determination to be made by any of the parties referenced in Section 1(f)(iii)(a) through (c).

(d) It is the intention of the parties in entering into this Agreement that the insurers under the D&O Insurance, if any, shall be obligated ultimately to pay any claims by Indemnitee which are covered by D&O Insurance, and nothing herein shall be deemed to diminish or otherwise restrict the Company’s or Indemnitee’s right to proceed or collect against any insurers under D&O Insurance or to give such insurers any rights against the Company or Indemnitee under or with respect to this Agreement, including but not limited to any right to be subrogated to the Company’s or Indemnitee’s rights hereunder, unless otherwise expressly agreed to by the Company and Indemnitee in writing. The obligation of such insurers to the Company and Indemnitee shall not be deemed reduced or impaired in any respect by virtue of the provisions of this Agreement.

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(e) No indemnification pursuant to this Agreement shall be provided by the Company for Damages or Expense Advances that have been paid directly to Indemnitee by an insurance carrier under a policy of D&O Insurance or other insurance maintained by the Company.

(f) In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of Indemnitee to recover the same amounts from any insurer or other third person (other than another person with indemnification rights against the Company substantially similar those of Indemnitee under this Agreement). Indemnitee shall execute all documents required and take all acts necessary to secure such rights and enable the Company effectively to bring suit to enforce such rights.

6. Partial Indemnification; Mutual Acknowledgment; Contribution.

(a) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Damages in connection with a Proceeding, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Damages to which Indemnitee is entitled.

(b) Mutual Acknowledgment. The Company and Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the “SEC”) has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Furthermore, Indemnitee understands that the Company has undertaken or may be required in the future to undertake with the SEC to submit for judicial determination the issue of the Company’s power to indemnify Indemnitee in certain circumstances; all of the Company’s obligations under this Agreement will be subject to the requirements of any such undertaking required by the SEC to be made by the Company.

(c) Contribution. If the indemnification provided under Sections 1, 2 and 6 is unavailable by reason of any of the circumstances specified in one or more of clauses (i) through (iii) of the first sentence of Section 1(a) then, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Damages (including attorney’s fees) actually and reasonably incurred and paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, on the one hand, and Indemnitee on the other from the transaction or events from which such Proceeding arose or to which such Proceeding relates, and (ii) the relative fault of the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, on the one hand, and of Indemnitee on the other in connection with the transaction or events that resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Company and/or any of its subsidiaries or any Related Company, or any of their affiliates other than Indemnitee, on the one hand, and of Indemnitee on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Damages. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 6(c) were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

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7. Release of Claims Relating to Officer’s Failure to Discharge Duties. If Indemnitee is an officer of the Company and/or one or more of its subsidiaries, the indemnification and other rights and benefits provided to Indemnitee by this Agreement shall apply fully with respect to any Proceeding in which it is claimed or adjudicated that Indemnitee is liable to the Company and/or one or more of its subsidiaries by reason of having failed to discharge the duties of Indemnitee’s office, and the Company hereby irrevocably releases all such claims and liabilities, agrees to cause its subsidiaries to release all such claims, and agrees to hold Indemnitee harmless with respect to any such claims; provided, however, that the foregoing indemnification, release and hold harmless obligations of the Company shall have no application with respect to claims by and liabilities to the Company based upon actions or omissions described in one or more of clauses (i) through (iv) of the first sentence of Section 1(a).

8. Miscellaneous.

(a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

(b) This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of Indemnitee, Indemnitee’s heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns. The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c) Indemnitee’s rights to indemnification and advancement of expenses under this Agreement shall not be deemed exclusive of any other or additional rights to which Indemnitee may be entitled under the Certificate or the Bylaws of the Company, any vote of shareholders or disinterested directors, the Statute or otherwise, whether as to actions or omissions in Indemnitee’s official capacity or otherwise. The Company hereby acknowledges that Indemnitee has or may have certain rights to indemnification, advancement of expenses and/or insurance provided by third party indemnitors, such as an employer. The Company hereby agrees (i) that the Company is the indemnitor of first resort (i.e., the Company’s obligations to Indemnitee are primary and any obligation of the third party indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary) and (ii) that the Company shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Damages and Expense Advances required by the terms of this Agreement, the Certificate and the Bylaws, without regard to any rights Indemnitee may have against third party indemnitors. The Company further agrees that no advancement or payment by the third party indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification or advancement from the Company shall affect the foregoing and the third party indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.

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(d) Nothing in this Agreement shall confer upon Indemnitee the right to continue to serve as a director and/or officer of the Company or any of its subsidiaries or any Related Company. If Indemnitee is an officer of the Company, then, unless otherwise expressly provided in a written employment agreement between the Company and Indemnitee, the employment of Indemnitee with the Company shall be terminable at will by either party. The indemnification and release provided under this Agreement shall apply to any and all Proceedings, notwithstanding that Indemnitee has ceased to be a director, officer, partner, employee, trustee or agent of the Company, any of its subsidiaries or a Related Company, and shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

(e) If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, then: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such invalid, illegal or unenforceable provision that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such invalid, illegal or unenforceable provision, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(f) Any notices or communications to be given or required to be given under this Agreement shall be given by personal delivery or registered airmail, overnight courier, telex, facsimile or electronic mail at the address set forth on the signature page hereto (or such other address as the relevant party provides the other party in writing. Notices and communications shall be deemed received by the addressee on the date of delivery if delivered in person, on the third (3rd) day after mailing if delivered by registered airmail, on the next business day after mailing if sent by overnight courier, on the next business day if sent by telex or facsimile, or upon confirmation of delivery when directed to the electronic mail address described above if sent by electronic mail.

(g) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

(h) If Indemnitee has previously executed an indemnification agreement with the Company, this Agreement supersedes such prior indemnification agreement in its entirety.

(i) This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the last date indicated below.

“COMPANY”		“INDEMNITEE”
CHANTICLEER HOLDINGS, INC.,		an individual
a Delaware corporation

By:	/s/ Michael D. Pruitt	/s/ Frederick L. Glick
Name:	Michael D. Pruitt	Print Name:
Title:	Chief Executive Officer
Date:		Date:

Address		Address

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